EXHIBIT 4(c)


                              AMENDED AND RESTATED
                             STOCKHOLDERS AGREEMENT

         This Amended and Restated Stockholders Agreement (this "Agreement") is made as of December 6, 2005 (this "Agreement") by and among Alan I. Greenstein and Cindy B. Greenstein (together with any transferee to whom they transfer Shares, as hereinafter defined, to the extent of the Shares so transferred, collectively, the "Greenstein Stockholders"), Michael S. Steiner and William K. Steiner (the "Steiner Family" and together with any transferees to whom any of them transfers Shares to the extent of the Shares so transferred, collectively, the "Steiner Family Stockholders"). Each of the Greenstein Stockholders with the Steiner Family Stockholders are individually referred to as a "Stockholder" and collectively referred to as the "Stockholders".

                               W I T N E S S E T H

         WHEREAS, Alan I. Greenstein, Michael S. Steiner and William K. Steiner entered into a Stockholders Agreement dated as of July 22, 2004 (the "Original Stockholders Agreement"), which was amended on December 28, 2004 (as so amended to date, the "Existing Stockholders Agreement"), regarding the voting of the shares of Common Stock, par value of $.025 per share of DRYCLEAN USA, Inc., a Delaware corporation (the "Company"), owned of record by them; and

         WHEREAS, since the date of the Original Stockholders Agreement, Alan I Greenstein has transferred 250,000 of such shares to each of Michael S. Steiner and William K. Steiner and proposes to transfer to each of Michael S. Steiner and William K. Steiner an additional 258,620 of such shares in consideration of the satisfaction of the obligations incurred by Alan I. Greenstein in connection with the acquisition of such shares; and

         WHEREAS, Alan I. Greenstein proposes to transfer 482,760 of such shares to Cindy B. Greenstein; and

         WHEREAS, pursuant to the Existing Stockholders Agreement, Cindy B. Greenstein, as a Greenstein Stockholder, is to become bound by the terms and provisions of the Existing Stockholders Agreement; and

         WHEREAS, it is a condition to the acceptance by each of Michael S. Steiner and William K. Steiner of such 258,620 shares, in consideration for the satisfaction of the obligations incurred by Alan I. Greenstein to them, that the provisions regarding the voting obligations under the Existing Stockholders Agreement be amended; and

         WHEREAS, as a result of the transfers heretofore made and proposed to be made, Michael S. Steiner, William K. Steiner and Cindy B. Greenstein will own of record 2,019,097, 2,019,097 and 482,760 Shares, respectively (collectively the "Shares"), which Shares shall be subject to this Agreement; and

         WHEREAS, the Stockholders believe it is in their mutual best interests to vote together with respect to the election of directors to serve as the Company's Board of Directors

(the "Board") in the manner set forth in this Agreement and to effectuate the other purposes of this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholders hereby agree as follows:

         1. Agreement to be Bound. Cindy B. Greenstein agrees to become a party to this Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of this Agreement, shall be entitled to all of the benefits of this Agreement and shall be deemed a "Greenstein Stockholder" for all purposes of this Agreement.

         2. Confirmation of Status of Certain Shares. The parties confirm that, for all purposes of this Agreement, the Shares heretofore transferred and the Shares proposed to be transferred to Michael S. Steiner and William K. Steiner by Alan I. Greenstein are and shall be treated (together with the other shares owned of record by them) as Shares owned by the Steiner Family Stockholders and the Shares being transferred to Cindy B. Greenstein by Alan I. Greenstein shall be treated as Shares owned by the Greenstein Family Stockholders; and

         3. Agreement to Vote. Except to the extent otherwise agreed from time to time by each of (a) the holders of a majority of the Shares held by the Greenstein Stockholders and (b) the holders of a majority of the Shares held by the Steiner Family Stockholders, each Stockholder covenants and agrees to vote
(in person or by proxy), at all meetings of the stockholders of the Company however called and with regard to actions proposed to be taken by written consent of the stockholders of the Company at any time during the term of this Agreement with regard to the election of directors, all of the Shares in favor of the election as directors of the Company of such designees as may be selected of the Steiner Family Stockholders. Should any designee of the Steiner Family Stockholders resign, determine not to seek re-election to the Board, be removed from office, die, become incapacitated or otherwise cease to serve on the Board, and should such designee not be replaced by the Board with a designee recommended to the Board by the Steiner Family Stockholders, or should such designee's term of office expire, the Stockholders agree to take all such action as may be permitted under the Company's Certificate of Incorporation or By-laws and laws of its state of incorporation to promptly call a special or other meeting of stockholders of the Company and vote, or execute a written consent, to elect as the successor to such former director a person designated by the holders of a majority of the Shares held by the Steiner Family Stockholders.

         The ability of the Steiner Family Stockholders to designate one or more directors is a right and not an obligation and such right may be exercised at any time during the term of this Agreement.

         For avoidance of doubt, it is agreed and understood that any shares of Common Stock of the Company (other than the Shares) which a party hereto owns in street name (or may in the future acquire of record or in street name) shall not (unless agreed to in writing by the party to be charged) be subject to this Agreement.

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

         4. Stockholders' Representations. Each Stockholder represents and warrants to each other Stockholder that, immediately following the transfer of the Shares as reflected in the preambles to this Agreement: (a) the Stockholder will be the sole record and beneficial owner, with sole voting power, of the Shares owned as reflected in the fifth preamble to this Agreement; (b) the Stockholder possesses full power and authority to enter into this Agreement and carry out such Stockholder's obligations under this Agreement; (c) the execution and delivery of this Agreement does not, and carrying out such Stockholder's obligations under this Agreement will not, conflict with or result in the violation of any agreement, judgment, decree, law or regulation applicable to the Stockholder; and (d) other than this Agreement, there are no outstanding rights or obligations granted by the Stockholder relating to the ownership, voting or disposition of any of the Shares.

         5. Parties Bound. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Nothing herein shall be construed as otherwise limiting a Stockholder's right to transfer his, her or its Shares; however it is a condition to any transfer of Shares by a Greenstein Stockholder that the transferee join in this Agreement and agree to be bound truly as a Greenstein Stockholder. All rights and authority granted herein by each Stockholder shall survive the death or incapacity of the Stockholder.

         6. Legend. The stock certificates evidencing Shares held by a Stockholder (and any Shares issued to transferees thereof to whom this Agreement applies) shall, so long as this Agreement pertains thereto, bear the following legend:

         "The shares represented by this certificate are subject to the terms and conditions of a Stockholders Agreement dated as of July 22, 2004 by and among certain stockholders of the Company (as same has been, and may be, amended, modified, or restated from time to time), a copy of which is on file at the principal office of the Company."

         7. Term. This Agreement became effective on July 22, 2004 and shall terminate on the earliest to occur of: (i) the date agreed to in writing by the owners of record of a majority of the Shares, and (ii) the liquidation of the Company or the Company's merger with, or sale of substantially all of its assets to, or another change in control transaction with, another entity that is approved by the Board of Directors, following which transaction or series of transactions the stockholders of the Company immediately prior to the first of such transactions do not own more than 50% of the outstanding voting power of the resulting entity at the effective date of the last of such transactions.

         8. Availability of Equitable Remedies. The Stockholders acknowledge that a breach of the provisions of this Agreement by any Stockholder would cause irrevocable injury to the other Stockholders and could not adequately be compensated by money damages. Accordingly, a Stockholder shall be entitled, in addition to any other right or remedy available to him, her or it, to an injunction restraining a breach or a threatened breach of this Agreement and to specific performance of any such provision of this Agreement, in either case without bond or other security, and the Stockholders will not take any action, directly or indirectly, in opposition


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

to the moving party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

         9. Governing Law, Consent to Service of Process, etc. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof that would defer to the laws of another jurisdiction or the actual domiciles of the parties hereto.).

         The parties hereby consent and agree that the Circuit Court of the State of Florida for the County of Miami-Dade and the United States District Court for the Southern District of Florida each shall have personal jurisdiction and proper venue with respect to any dispute between them under this Agreement. No party shall raise, and each party hereby expressly waives, any objection or defense to any such jurisdiction and venue as an inconvenient forum. Each party further agrees that any action or proceeding brought under this Agreement shall be brought only in the Circuit Court of the State of Florida for the County of Miami-Dade or the United States District Court for the Southern District of Florida. Each party hereby waives personal service of any summons, complaint or other process, which may be delivered by any of the means permitted for notices under this Agreement.

         In any action, suit or proceeding in any jurisdiction brought with respect to this Agreement, each party waives trial by jury.

         10. Notices. All notices, requests, demands and other communications which are required to be or which may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, the scheduled business day of delivery if sent by Express Mail, Federal Express, other overnight delivery service or five business days after mailed if mailed by certified or registered first class mail return receipt requested, in any such case with delivery charges prepaid, to the party to whom the same is so given or made, at the following addresses (or such other address as shall be provided by notice given in accordance with this Section 10 by the party whose address is to be changed):

                (a)     If to a member of the Steiner Family:
                        c/o Steiner-Atlantic Corp.
                        290 N.E. 68th Street
                        Miami, Florida 33138-5567
                        Attention: Michael S. Steiner

                (b) If to a member of the Greenstein Stockholders: c/o Cindy B. Greenstein
                        1031 S.W. 156 Avenue
                        Pembroke Pines, Florida 33027

         11. Amendments. This Agreement and any term hereof may not be amended, changed, discharged or terminated except by an instrument in writing signed by the original signatories of this Amended and Restated Stockholders Agreement who continues to be a Stockholder.



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

         12. Waivers. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver, or deprive the party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement. Any waiver must be in writing and be duly executed by the party to be charged.

         13. Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14. Headings. The headings in this Agreement are for purposes of reference only and shall not be considered in construing this Agreement.

         15. Entire Agreement. This Agreement contains the entire understanding of the parties herein, and supersedes all prior discussions and understandings of the parties hereto, respecting the subject matter hereof.

         16. Severability. If any provision of this Agreement or the application of any provision to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of that provision to persons or circumstances other than those which it is held invalid, shall not be affected thereby.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

                                       /s/ Michael S. Steiner
                                       ----------------------------
                                       Michael S. Steiner


                                       /s/ William K. Steiner
                                       ----------------------------
                                       William K. Steiner


                                       /s/ Alan I. Greenstein
                                       ----------------------------
                                       Alan I. Greenstein


                                       /s/ Cindy B. Greenstein
                                       ----------------------------
                                       Cindy B. Greenstein





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